EXHIBIT 21

NAME	JURISDICTION OF INCORPORATION
Bronto Skylift Oy Ab	Finland
Diamond Consulting Services Limited	United Kingdom
Elgin Sweeper Company	Delaware
E-ONE Canada Corp.	Nova Scotia, Canada
Federal APD Incorporated	Michigan
Federal Signal Asia Holdings Limited	Hong Kong
Federal Signal Credit Corporation	Delaware
Federal Signal Environmental Products China	(HK) Ltd Hong Kong
Federal Signal of Europe B.V.	Netherlands
Federal Signal of Europe B.V. Y CIA, S.C.	Spain
Federal Signal Safety Products (Shanghai) Co. Ltd.	China
Federal Signal Tool (Asia Pacific) Ltd.	Hong Kong
Federal Signal U.K. Holdings, Ltd.	United Kingdom
Federal Signal VAMA, S.A.	Spain
FS Depot, Inc.	Wisconsin
FS Depot ULC.	Alberta, Canada
FS Lighting, Inc.	New York
FS Lighting, LLP	Texas
FS Lighting, Ltd.	Alberta, Canada
Guzzler Manufacturing, Inc.	Alabama
IEES B.V.	Netherlands
Jetstream of Houston, Inc.	Delaware
Jetstream of Houston, LLP	Texas
PIPS Technology Inc.	Tennessee
PIPS Technology Limited	United Kingdom
Vactor Manufacturing, Inc.	Illinois
Victor Industrial Equipment PTY Ltd.	South Africa
Victor Products Holding Limited	United Kingdom
Victor Products Ltd. UK (Newco)	United Kingdom
Victor Products USA Incorporated	Delaware